EXHIBIT 99.1 - LOAN AGREEMENT

                                LOAN AGREEMENT

      LOAN AGREEMENT, dated as of January ___, 2007 (this "Agreement"), between SOUTH TEXAS OIL COMPANY, a Nevada corporation ("Borrower"), and LONGVIEW FUND, L.P., a California limited partnership (together with its successors and assigns, "Lender")

      IN CONSIDERATION of the mutual covenants herein contained, Borrower and Lender agree as follows:

I.    DEFINITIONS.

        1.1 GENERAL TERMS. For purposes of this Agreement the following terms shall have the following meanings:

       "Advances" shall have the meaning set forth in Section 2.1.

      "Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 20% or more of the securities having ordinary voting power for the election of directors or, in the case of a Person other than a corporation, individuals who perform similar functions.

      "Agreement" shall mean this Loan Agreement, as amended, restated, modified and supplemented from time to time.

      "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

      "Closing Date" shall mean the date hereof.

        "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

      "Dollar" and the sign "$" shall mean lawful money of the United States of America.

      "Event of Default" shall mean the occurrence of any of the events set forth in Article IX.

      "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

      "Interest Rate" shall have the meaning set forth in Section 3.1.

      "Lender" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

      "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of Borrower (b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) Lender's lien on the Accounts or the priority of any such lien or (d) the practical realization of the benefits of Lender's rights and remedies under this Agreement and the Transaction Documents.

      "Maturity Date" shall mean December 31, 2009.

      "Obligations" shall mean and include any and all of Borrower's indebtedness and/or liabilities to Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding), and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

      "Payment Office" shall mean initially 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, or such other office of Lender, which it may designate by notice to Borrower to be the Payment Office.

      "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

      "Revolving Credit Note" shall mean  the  promissory  note  referred to in
Section 2.1.

      "Security Agreement" means the Security Agreement referred to in Section 2.5.

      "Term" shall have the meaning set forth in Section 12.1.

      "Termination Date" shall have the meaning set forth in Section 12.1.

      "Transaction Documents" shall mean the Revolving Credit Note, the Security Agreement between Borrower and Lender and any and all other agreements, instruments and documents now or hereafter executed by Borrower delivered to Lender in respect of the transactions contemplated by this Agreement.

      "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

      1.2 CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. Unless otherwise provided, all references to any agreements to which Lender is a party, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.   ADVANCES.

        2.1 MAXIMUM ADVANCES. Under this Agreement, the maximum borrowings shall be up to $15,000,000.00. Lender shall advance ("Advance or Advances") to Borrower up to $2,000,000 per calendar month, which amount may be increased subject to Lender's approval.

        2.2 INTEREST. The cost of funds ("Interest") payable to Lender for the Borrower's borrowings against Receivables shall be determined pursuant to a Revolving Credit Note issued by Borrower to Lender ("Note"). Interest shall be calculated daily on all outstanding Advances.

        2.3 REQUESTS FOR ADVANCES. Borrower may request in writing Advances up to $2,000,000 per calendar month but not more frequently than one time each thirty days. The amount and frequency of the Advances may be increased with Lender's approval. Provided the conditions set forth in Section VII are satisfied, Lender will deliver to Borrower the amount demanded pursuant to the wire instructions set forth in Section 2.5.

        2.4 SECURITY INTEREST. Lender will be granted a security interest in all assets of the Borrower to be memorialized in a "SECURITY AGREEMENT", which will be executed contemporaneously herewith. Borrower will execute such other agreements, mortgages, documents and financing statements requested by Lender, which will be filed at the Borrower's expense with such jurisdictions, states and counties designated by Lender. Borrower will also execute all such documents reasonably necessary in the opinion of Lender to memorialize and further protect the security interest described herein. The terms of the Security Agreement annexed hereto are incorporated.

        2.5 BORROWER'S  WIRE  INSTRUCTIONS.   Lender  shall  wire  Advances  to
  Borrower's bank as follows:

      [REQUIRES COMPLETION]




III.  INTEREST, FEES AND OTHER MATTERS.

        3.1 INTEREST. Subject to Section 3.4 hereof, interest payable on the Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus four percent (4%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be computed as of the first Business Day of each calendar quarter and applied to the Obligations outstanding during such calendar quarter. The Interest Rate shall not be less than eight percent (8%). Interest on the Obligations shall be payable quarterly, in arrears, commencing on the first day of the first calendar quarter after the initial Advance is made and on the first day of each consecutive calendar quarter thereafter and on the Maturity Date, whether by acceleration or otherwise.

        3.2 COMPUTATION OF INTEREST AND FEES. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate.

        3.3 OPTIONAL REDEMPTION OF OBLIGATIONS. Provided an Event of Default or a Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying the outstanding Obligations ("Optional Redemption"), in whole or in part, by paying to the Lender a sum of money equal to one hundred and twenty percent (120%) of the outstanding Advances, together with accrued but unpaid interest thereon and any and all other Obligations through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower's election to exercise its right to prepay must be by notice in writing ("Notice of Redemption"). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) days after the date of the Notice of Redemption (the "Redemption Period"). A Redemption Notice may be given not more frequently than one time each sixty days. On the Redemption Payment Date, the Redemption Amount shall be paid in good funds to the Lender. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will not have the right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Lender to be a non-curable Event of Default. A Notice of Redemption may be cancelled at the option of the Lender, if at any time during the Redemption Period an Event of Default, or a Default (whether or not such Event of Default has been cured), has occurred.

        3.4 MAXIMUM CHARGES. In no event whatsoever shall interest and other charges hereunder exceed the highest rate permissible under law. If such interest and other charges would otherwise exceed such rate, such excess amount shall be first applied to any unpaid principal balance of the Revolving Credit Note, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

        3.5 EXCULPATION   OF  LIABILITY.  Nothing  herein  contained  shall  be
  construed  to  constitute  Lender   as   Borrower's  agent  for  any  purpose
  whatsoever.

IV. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as follows:


      4.1 DUE INCORPORATION. Borrower is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as presently conducted. Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.


      4.2 OUTSTANDING STOCK. All issued and outstanding shares of capital stock of Borrower has been duly authorized and validly issued and are fully paid and nonassessable.

      4.3 AUTHORITY; ENFORCEABILITY. The Transaction Documents have been duly authorized, executed and delivered by Borrower and are valid and binding agreements enforceable in accordance with their terms. Borrower has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

      4.4 ADDITIONAL ISSUANCES. There are no outstanding agreements or preemptive or similar rights affecting Borrower's common stock or equity and no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of any shares of common stock or equity of Borrower except as described in the Reports. For purposes of this Agreement, "Reports" shall mean all periodic reports of Borrower as filed with the Securities and Exchange Commission ("Commission") and are accessible at the EDGAR Website of the Commission. "Other Written Information" shall mean Borrower's other information concerning its operations, financial condition and other matters as the Lender has requested in writing, and considered all factors the Lender deems material in deciding on the advisability of investing in the Revolving Credit Notes.

      4.5 CONSENTS. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Borrower, or any of its Affiliates, the Bulletin Board nor Borrower's shareholders is required for the execution by Borrower of the Transaction Documents and compliance and performance by Borrower of its obligations under the Transaction Documents.

      4.6   NO   VIOLATION   OR  CONFLICT.   The  performance   of   Borrower's
obligations under the Transaction Documents will not:

            (a)   violate, conflict  with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (i) the articles or certificate of incorporation, charter or bylaws of Borrower, (ii) to Borrower's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to Borrower of any court, governmental agency or body, or arbitrator having jurisdiction over Borrower or over the properties or assets of Borrower or any of its Affiliates including environmental and safety laws, (iii) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which Borrower or any of its Affiliates is a party, by which Borrower or any of its Affiliates is bound, or to which any of the properties of Borrower or any of its Affiliates is subject, or (iv) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which Borrower, or any of its Affiliates is a party except, in each case, the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or


            (b) except as contemplated hereby, result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Borrower or any of its Affiliates; or

            (c) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of Borrower, nor result in the acceleration of the due date of any obligation of Borrower.


      4.7 THE REVOLVING CREDIT NOTE. The Revolving Credit Notes, upon issuance:

            (a) are and will be, free and clear of any security interests, liens, claims or other encumbrances;

            (b)   have been, or will be, duly and validly authorized;

            (c) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities or debt of Borrower; and

            (d) will not subject the holders thereof to personal liability by reason of being such holders.

      4.8 LITIGATION. There is no pending or, to the best knowledge of Borrower, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Borrower, or any of its Affiliates that would affect the execution by Borrower or the performance by Borrower of its obligations under the Transaction Documents. Except as disclosed in the Reports, there is no pending or, to the best knowledge of Borrower, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Borrower, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

      4.9 REPORTING COMPANY. Borrower is a publicly-held company, subject to the reporting obligation pursuant to Section 13 and/or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") and has a class of common shares reported pursuant to Section 12(g) of the 1934 Act. Pursuant to the provisions of the 1934 Act, Borrower has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.

      4.10 INFORMATION CONCERNING COMPANY. The Reports contain all material information relating to Borrower and its operations and financial condition as of their respective dates which information is required to be disclosed therein. Since the date of the financial statements included in the Reports ("Latest Financial Date"), and except as modified in the Other Written
Information or in the Schedules hereto, there has been no Material Adverse Effect relating to Borrower's business, financial condition or affairs not disclosed in the Reports. The Reports, including the financial statements contained therein, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

      4.11 DEFAULTS. Borrower is not in violation of its articles of incorporation or bylaws. Borrower is (a) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (b) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, and (c) to Borrower's knowledge not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

      4.12 LISTING. Borrower's common stock is quoted on the OTC Bulletin Board under the symbol: STXX. Borrower has not received any oral or written notice that the Common Stock is not eligible nor will become ineligible for quotation on the OTC Bulletin Board nor that the common stock does not meet all requirements for the continuation of such quotation. Borrower satisfies all the requirements for the continued quotation of the common stock on the OTC Bulletin Board.

      4.13 NO UNDISCLOSED LIABILITIES. Borrower has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the Reports and Other Written Information, other than those incurred in the ordinary course of Borrower's businesses since the Latest Financial Date and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

      4.14 NO UNDISCLOSED EVENTS OR CIRCUMSTANCES. Since the Latest Financial Date, no event or circumstance has occurred or exists with respect to Borrower or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by Borrower but which has not been so publicly announced or disclosed in the Reports.

      4.15 CAPITALIZATION. The authorized and outstanding capital stock of Borrower as of the date of this Agreement are set forth in the Reports. Except as set forth In the Reports, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of Borrower or any of its Subsidiaries. All of the outstanding shares of common stock of Borrower have been duly and validly authorized and issued and are fully paid and nonassessable.

      4.16 NO DISAGREEMENTS WITH ACCOUNTANTS AND LAWYERS. There are no disagreements of any kind presently existing, or reasonably anticipated by Borrower to arise, between Borrower and the accountants and lawyers formerly or presently employed by Borrower, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such agreements during the two years prior to the Closing Date.

      4.17  DTC  STATUS.    Borrower's  transfer  agent is a participant in and
Borrower's common stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.

      4.18  INVESTMENT  COMPANY.    Neither  Borrower  nor  any Affiliate is an
"investment company" within the meaning of the Investment Company Act of 1940, as amended.

V.    COVENANTS  OF  BORROWER.   Borrower  covenants and agrees with Lender  as
follows:


      5.1   STOP ORDERS.  Borrower will advise  the  Lender within one Business
Day after it receives notice of issuance by the Commission, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of Borrower, or of the suspension of the qualification of the Borrower's common stock for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.


      5.2 LISTING. Borrower will maintain the listing of its common stock on the American Stock Exchange, Nasdaq SmallCap Market, Nasdaq National Market System, Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the common stock (the "Principal Market")), and will comply in all respects with Borrower's reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable. Borrower will provide the Lender copies of all notices it receives notifying Borrower of the threatened and actual delisting of the common stock from any Principal Market. As of the date of this Agreement and the Closing Date, the Nasdaq SmallCap Market is and will be the Principal Market.


      5.3 MARKET REGULATIONS. Borrower shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Revolving Credit Note to the Lender and promptly provide copies thereof to Lender.


      5.4 FILING REQUIREMENTS. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower will (a) cause its Common Stock to continue to be subject to the reporting obligations of Section 15(d), 12(b) or 12(g) of the 1934 Act, (b) comply in all respects with its reporting and filing obligations under the Securities Exchange Act of 1934 ("1934 Act"), and (c) comply with all reporting requirements that are applicable to an issuer subject to Section 15(d) of the 1934 Act, or, if a class of its securities is registered under Section 12(b) or 12(g) of the 1934 Act, to all reporting requirements that are applicable to an issuer with a class of shares registered pursuant to Section 12(b) or 12(g) of the 1934 Act, as applicable. Borrower will use its best efforts not to take any action or file any document (whether or not permitted by the Securities Act of 1933 ("1933 Act") or the 1934 Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under said acts until the Obligations are indefeasibly satisfied. Until the Obligations are indefeasibly satisfied, Borrower will use its best efforts to continue the listing or quotation of the Common Stock on a Principal Market and will comply in all respects with Borrower's reporting, filing and other obligations under the bylaws or rules of the Principal Market.


      5.5 TAXES. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Borrower; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto, and provided, further, that Borrower will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.


      5.6 INSURANCE. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in Borrower's line of business, in amounts sufficient to prevent Borrower from becoming a co-insurer and not in any event less than one hundred percent (100%) of the insurable value of the property insured; and Borrower will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.


      5.7 BOOKS AND RECORDS. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.


      5.8 GOVERNMENTAL AUTHORITIES. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower shall duly observe and conform in all material respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets.


      5.9 INTELLECTUAL PROPERTY. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.


      5.10 PROPERTIES. From the date of this Agreement and until the Obligations are indefeasibly satisfied, Borrower will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and Borrower will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.


      5.11 PUBLIC ANNOUNCEMENT. Borrower shall file a Form 8-K or make a public announcement relating to the transactions described in this Agreement not later than the first business day after the Closing Date. The Borrower will timely make such other announcements and timely file Forms 8-K as are required under the 1934 Act.


      5.12 CONFIDENTIALITY. Borrower will not disclose, and will not include in any public announcement, the name of Lender, unless expressly agreed to by Lender or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

      5.13 NON-PUBLIC INFORMATION. Borrower covenants and agrees that neither it nor any other person acting on its behalf will provide any Lender or its agents or counsel with any information that Borrower believes constitutes material non-public information, unless prior thereto such Lender shall have agreed in writing to receive such information. Borrower understands and confirms that the Lender shall be relying on the foregoing representations in effecting transactions in securities of Borrower.


VI.   INDEMNIFICATION.

        6.1 Borrower shall indemnify, hold harmless, reimburse and defend Lender, and each of Lender's officers, directors, agents, Affiliates, control persons, and shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature (collectively, "Losses") incurred by or imposed on Lender that results, arises out of or is based upon, directly or indirectly, (i) breach of any representation by Borrower or breach of any warranty by Borrower in this Agreement or the Transaction Documents, (ii) breach or default in performance by Borrower of any covenant by Borrower hereunder or under the Transaction Documents or (iii) any action taken by any Governmental Body that has or may have an adverse effect on the ability of Borrower to conduct its business in the ordinary course.

VII. CONDITIONS TO EACH ADVANCE. The agreement of Lender to make any Advance is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

            (a) Representations and Warranties. Each of the representations and warranties made by Borrower to this Agreement and the Transaction Documents, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Transaction Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date;

            (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; provided, however, that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

            (c)   Maximum  Advances.   The aggregate Advances outstanding shall
not exceed the maximum amount of Advances permitted under Section 2.1.

            (d) Confirming Representations and Warranties. Each request for an Advance hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section have been satisfied.

VIII. INFORMATION AS TO BORROWER.

      Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

        8.1 LITIGATION.   Promptly notify Lender in writing of the commencement
  of any litigation, suit or administrative proceeding affecting Borrower or Guarantor, whether or not the claim is covered by insurance.

        8.2 MATERIAL OCCURRENCES. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Default; and (b) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

        8.3 ADDITIONAL INFORMATION. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the covenants and conditions of this Agreement and the Revolving Credit Note have been complied with by Borrower.

        8.4 NOTICES  OF  ADVERSE  EVENTS.  Furnish Lender with prompt notice of
  (a) any lapse or other termination of any consent, license or permit issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such consent, license or permit; and (c) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower, or if copies thereof are requested by Lender or any Lender, and (d) copies of any notices and other communications from any Governmental Body which relate to Borrower.

      8.6 ADDITIONAL DOCUMENTS. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the

IX.   EVENTS OF DEFAULT.

      The occurrence of any one or more of the following events shall constitute an "Event of Default":

        9.1 failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Transaction Document;

        9.2 issuance   of  a  notice  of  lien,  levy  assessment,   injunction
  attachment or service against any portion of any Borrower's property which is not stayed or lifted within ten (10) days or bonded pending appeal;

        9.3 failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant contained herein or in any Transaction Document (to the extent such breach is not otherwise embodied in any other provision of this Article IX for which a different grace or cure period is specified or which constitute an immediate Event of Default, which is not cured within ten (10) Business Days after the occurrence of such Event of Default;

        9.4 any judgment or judgments are rendered or judgment liens filed against Borrower for an aggregate amount in excess of $100,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

        9.5 Borrower or any Affiliate of Borrower shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

        9.6 Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

        9.7 any change in the condition or affairs of Borrower (financial or otherwise) which could have a Material Adverse Effect;

        9.8 any warranty or representation by Borrower in any Transaction Document no longer being accurate and such condition has or could reasonably be expected to have in a Material Adverse Effect;

        9.9 any provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender; and

        9.10 any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license or permit of Borrower or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license or permit and such proceedings shall not be dismissed or discharged within forty-five (45) days, or (iii) schedule a hearing on the renewal of, or the necessity to obtain, any license or permit necessary for the continuation of Borrower's business.

X.    LENDER' RIGHTS AND REMEDIES AFTER DEFAULT.

        10.1 RIGHTS AND REMEDIES. Upon the occurrence of (a) an Event of Default pursuant to Section 9.5 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated; and (b) any of the other Events of Default and at any time thereafter at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally.

        10.2 LENDER'S DISCRETION. Except as otherwise provided herein, Lender shall have the right in its sole discretion to determine which rights, liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender's or Lender's rights hereunder.

        10.3 RIGHTS  AND  REMEDIES  NOT  EXCLUSIVE.   The  enumeration  of  the
  foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XI.   WAIVERS AND JUDICIAL PROCEEDINGS.

        11.1 WAIVER OF NOTICE. Borrower hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Accounts received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

        11.2 DELAY. No delay or omission on Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

        11.3 JURY WAIVER. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION, DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS THAT ANY SUCH CLAIM, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.  EFFECTIVE DATE AND TERMINATION.

        12.1 TERM. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest to occur of (a) 12-months from the date hereof, (b) a date not less than thirty (30) days after Lender gives notice of such date to Borrower of termination, or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof; (the "Termination Date"; such period referred to herein as the "Term").

        12.2 TERMINATION. The termination of this Agreement shall not affect Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The rights granted to Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that from time to time there may be no outstanding Obligations, until all of the Obligations have been paid or performed in full. Accordingly, Borrower waives any rights which it may have under Section 9-513 of the UCC to demand the filing of termination statements with respect to the Accounts, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIII. WAIVER OF SUBROGATION.

       13.1 WAIVER OF SUBROGATION. Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which Borrower may now or hereafter have against any Person directly or contingently liable for the Obligations hereunder, or against or with respect to Borrower's property (including, without limitation, any property which is collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XIV.  MISCELLANEOUS.

       14.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York, without giving effect to rules regarding conflicts of law. Any judicial proceeding by involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Transaction Document shall be brought only in a federal or state court located in the State of New York and in no other court. By execution and delivery of this Agreement, Borrower and Lender accept for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of such court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 14.4 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Lender's option, by service upon Borrower. Nothing herein shall affect the right to serve process in any manner permitted by law. Borrower and Lender waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

        14.2 ENTIRE UNDERSTANDING. This Agreement and the Transaction Documents contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Transaction Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

        14.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

        14.4 NOTICE. Any notice or request hereunder may be given to Borrower and Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

       (A)  If to Lender at:                     Longview Fund, L.P.
                                                 600 Montgomery Street,
						 44th Floor
                                                 San Francisco, CA 94111
                                                 Fax: (415) 981-5301

            With a copy to:                      Grushko & Mittman, P.C.
                                                 551 Fifth Avenue, Suite 1601
                                                 New York, NY 10176
                                                 Fax: (212) 697-3575

       (B) If to Borrower at:                    South Texas Oil Company
                                                 2802 Flintrock Trace
						 Suite #252
                                                 Austin, TX 78738
                                                 Fax: (512) 263-5046

            With a copy to:                      Owen M. Naccarato, Esq.
                                                 Naccarato & Associates
                                                 18301 Von Karman Avenue
                                                 Suite 430
                                                 Irvine, CA 92612
                                                 Fax: (949) 851-9262

        14.5 SEVERABILITY. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

        14.6 EXPENSES.  All costs and expenses including,  without  limitation,
  (i) reasonable attorneys' fees and disbursements incurred by Lender (a) in all efforts made to enforce payment of any of the Obligations, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or the Transaction Documents or any consents or waivers hereunder or thereunder, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Lender's security interest, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with Borrower and (ii) reasonable fees and disbursements incurred by Lender in connection with any Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Transaction Documents, may be charged to Borrower and shall be part of the Obligations.

        14.7 INJUNCTIVE RELIEF. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

        14.8 CONSEQUENTIAL DAMAGES. Lender shall not be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

        14.9 CAPTIONS. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

        14.10 COUNTERPARTS; TELECOPIED SIGNATURES. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

        14.11 CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.


                              SOUTH TEXAS OIL COMPANY



                              By:



                              LONGVIEW FUND, L.P.


                              By: